U.S. SECURITIES AND EXCHANGE
 COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

 Date of Report (Date of earliest event reported): December 14, 2015

Concierge Technologies, Inc.
 (Exact name of registrant as specified in its charter)

Nevada	333-38838	95-4442384
(state of incorporation)	(Commission File Number)	(IRS Employer I.D. Number)
29115 Valley Center Rd., K-206 Valley Center, CA 92082 (866) 800-2978
(Address and telephone number of registrant's principal
executive offices and principal place of business)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events.

On November 11, 2015, the Board of Directors (the “Board”) of Concierge Technologies, Inc. (the “Company”) approved the implementation of a one-for-ten (1:10) reverse stock split of all of the Company’s issued and outstanding common and preferred stock (the “Reverse Stock Split”).  The Reverse Stock Split will be effective when trading opens on December 15, 2015.

The Reverse Stock Split was previously approved by the Company’s shareholders pursuant to a majority written consent and by the Board pursuant to unanimous written consent on February 26, 2015. The approvals provided discretion to the Board to implement the Reverse Stock Split by the end of 2015. Notice of shareholder approval was mailed to the Company’s shareholders on April 17, 2015 pursuant to a 14C Information Statement.

As a result of the Reverse Stock Split, every ten (10) shares of issued and outstanding common and preferred stock of the Company will be converted into one (1) share of common stock. All fractional shares created by the Reverse Stock Split will be rounded to the nearest whole share.  If the fraction created is one half or less, it will be rounded down to the nearest whole share.  If the fraction is more than one half, it will be rounded up to the nearest whole share.  Each shareholder will receive at least one share. The number of the Company’s authorized shares of common stock will not change.

A new CUSIP number has been issued for the Company’s common stock (“206065203”) to distinguish stock certificates issued after the effective date of the Reverse Stock Split.  The Company’s old CUSIP number was 206065104.

The common stock will begin trading on a split-adjusted basis on December 15, 2015 on OTC Markets under the ticker symbol “CNCGD”.  The “D” is appended at the end of the ticker symbol to signify the split for twenty (20) trading days at which time the symbol will revert back to “CNCG.”

Item 9.01                   Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated December 14, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 16, 2015	CONCIERGE TECHNOLOGIES, INC.

	By:	/s/Nicholas Gerber
Nicholas Gerber, Chief Executive Officer